Exhibit 99.1

Banc of California Receives Regulatory Approval for Popular Community Bank Branch Acquisition

IRVINE, Calif., (October 23, 2014) – Banc of California, Inc. (NYSE: BANC) today announced receipt of regulatory approval from the Office of the Comptroller of the Currency for the previously announced acquisition by Banc of California, N.A., the Company’s wholly owned banking subsidiary, of Popular Community Bank’s California branch operations, consisting of twenty branches representing approximately $1.1 billion in loans and $1.1 billion in deposit balances.

The transaction is expected to close on November 7, 2014, pending satisfaction of other customary closing conditions. Upon closing of the transaction, Banc of California will have 38 branches and over $5.5 billion in total assets.

“I want to express my appreciation for the efforts of our employee-shareholders, and the support of our community partners, in securing regulatory approval for this acquisition,” said Steven Sugarman, President and Chief Executive Officer. “The Popular Community Bank transaction solidifies Banc of California as the premier California banking franchise serving the diverse needs of private businesses, entrepreneurs and homeowners across the state.”

Banc of California expects to release 2014 third quarter financial results on Thursday, October 30, 2014, before market open. The Company will host a conference call to discuss third quarter results at 8:00 a.m. Pacific Time (PT) on the same day. Interested parties are welcome to attend the conference call by dialing 877-474-9506, and referencing event code 83328951. A slide presentation for investor review during the call will be available on the Company's website prior to the call.

About Banc of California, Inc.
Since 1941, Banc of California, Inc. (NYSE:BANC) through its banking subsidiary Banc of California, National Association, has provided banking services and loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $4 billion in consolidated assets and more than 80 banking locations.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

Investor Relations Inquiries:	Media Inquiries:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com